Exhibit 10.1

FOURTH AMENDMENT

TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) dated as of October 31, 2008, is entered into among MODUSLINK CORPORATION, a Delaware corporation (“ModusLink”), SALESLINK LLC, a Delaware limited liability company (“SalesLink”), SALESLINK MEXICO HOLDING CORP., a Delaware corporation (“SalesLink Mexico”) (each herein called a “Borrower” and collectively, the “Borrowers”), the lenders party hereto (herein collectively called the “Lenders” and each individually called a “Lender”) and BANK OF AMERICA, N.A. (as successor by merger to LaSalle Bank National Association), as a Lender and as Agent for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrowers and the Lenders are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of October 31, 2005 as amended by (i) that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 29, 2006, (ii) that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of January 9, 2007 and (iii) that certain Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 31, 2007 (the “Existing Loan Agreement” and as the Existing Loan Agreement is amended and modified by this Amendment, the “Amended Loan Agreement”);

WHEREAS, Borrowers have requested that the Lenders modify the Existing Loan Agreement in certain respects; and

WHEREAS, the Lenders are willing to modify the Existing Loan Agreement in certain respects subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, it is agreed that:

SECTION 1

DEFINED TERMS

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Existing Loan Agreement.

SECTION 2

AMENDMENTS TO EXISTING LOAN AGREEMENT

2.1 Change to Agent’s Name. All references in the Existing Loan Agreement to (i) “LaSalle Bank National Association” are hereby amended by deleting such references and substituting “Bank of America, N.A., as successor by merger to LaSalle Bank National Association” therefor and (ii) “LaSalle” are hereby amended by deleting such references and substituting “Bank of America” therefor.

2.2 Change to Parent’s Name. All references to “CMGI” and “CMGI Notes” in the Existing Loan Agreement are hereby amended by deleting such references and substituting “Parent” or “Parent Notes”, as applicable, therefor.

2.3 Amendment to Definitions.

(a) Amended and Restated Definitions. The following definitions contained in Section 1.1 of the Existing Loan Agreement are hereby amended and restated in their entirety:

“Aggregate Revolving Credit Commitment” shall mean the combined Revolving Credit Commitments of Lenders in effect at any time, which shall initially be $45,000,000.

“Applicable Margin” shall mean the percentage interest rate per annum based upon the Senior Leverage Ratio set forth in the Compliance Certificate delivered by Borrowers to Lender pursuant to Section 7.2(C)(ii), as indicated in the following chart, it being understood that the Applicable Margin for (i) Prime Loans shall be the percentage set forth under the column “Prime Margin”, (ii) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (iii) the Letter of Credit Fee shall be the percentage set forth under the column “Letter of Credit Margin” and (iv) the non-use fee described in Section 2.12 of this Agreement shall be the percentage set forth under the column “Non-Use Fee Margin”:

Senior Leverage Ratio	Prime Margin	LIBOR Margin	Letter of Credit Margin	Non-Use Fee Margin
Greater than or equal to 1.50:1.00	.50%	2.25%	2.25%	.40%
Greater than or equal to 1.00:1.00, but less than 1.50:1.00	.25%	1.75%	1.75%	.35%
Less than 1.00:1.00	0%	1.25%	1.25%	.30%

“EBITDA” shall mean with reference to any period (i) consolidated net income (or net deficit) of Borrowers and their respective Subsidiaries for such period as computed in accordance with generally accepted accounting principles consistently applied, plus (ii) the aggregate amount of (a) Interest Expense without duplication, it being understood that Interest Expense shall not include interest that is paid in kind for such period, (b) all amounts deducted in arriving at such net income (or net deficit) in respect of federal, state and local income taxes for such period, (c) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of such Persons, (d) all non-cash restructuring charges recognized by Borrowers during such period; provided, however, that the restructuring charges recognized by Borrowers for purposes of this definition shall be deemed to be the following amounts for the following fiscal quarters: (1) fiscal quarter ended January 31, 2008, $745,330; (2) fiscal quarter ended April 30, 2008, $973,501; and (3) fiscal quarter ended July 31, 2008, $2,123,110 and (e) an amount equal to a one-time non-cash goodwill impairment recognized by Borrowers in the quarter ended July 31, 2008 related to Parent’s acquisition of Modus Media, Inc. of $14,000,000.

For the avoidance of doubt, for the fiscal quarter ending October 31, 2008, the restructuring charges recognized by Borrowers for purposes of this definition shall equal $3,841,941 plus the non-cash restructuring charge recognized by the Borrowers during such fiscal quarter.

For the avoidance of doubt, for the fiscal quarter ending January 31, 2009, the restructuring charges recognized by Borrowers for purposes of this definition shall equal $3,096,611 plus the non-cash restructuring charge recognized by the Borrowers during such fiscal quarter plus the amounts recognized the prior fiscal quarter.

For the avoidance of doubt, for the fiscal quarter ending April 30, 2009, the restructuring charges recognized by Borrowers for purposes of this definition shall equal $2,123,110 plus the non-cash restructuring charge recognized by the Borrowers during such fiscal quarter plus the amounts recognized the two prior fiscal quarters.

For the avoidance of doubt, for the fiscal quarter ending July 31, 2009, the restructuring charges recognized by Borrowers for purposes of this definition shall equal the non-cash restructuring charge recognized by the Borrowers during such fiscal quarter plus the amounts recognized the three prior fiscal quarters.

“Fixed Charge Coverage Ratio” shall mean for any period the ratio of (i) the aggregate amount of (a) EBITDA for such period minus (b) Capital Expenditures for such period minus (c) all amounts of federal, state and local income taxes actually paid during the fiscal quarter ended October 31, 2008 and any period thereafter to (ii) the aggregate amount of (x) Interest Expense for such period plus (y) payments made by Borrowers to Parent with respect to Subordinated Debt for such period plus (z) payments made by Borrowers in respect of Indebtedness permitted hereunder pursuant to subsection (iv) of the definition of “Permitted Debt” for such period.

“Permitted Debt” shall mean:

(i) the Liabilities;

(ii) current unsecured Indebtedness arising in the ordinary course of business of Borrowers and their respective Subsidiaries, including trade payables, utility costs, payroll and benefit obligations, accrued tax liabilities and other non-extraordinary accounts payable but excluding Indebtedness for Borrowed Money;

(iii) the Subordinated Debt;

(iv) other Indebtedness incurred by Borrowers to any Person at a time no Default or Event of Default exists which is described on Schedule 1.1.3 to this Agreement up to an aggregate amount of $15,000,000, including, without limitation, Indebtedness constituting Capitalized Lease Obligations; provided, however, that the Borrowers shall not be required to describe Capitalized Lease Obligations on Schedule 1.1.3 for purposes of this subsection.

“Permitted Liens” shall mean:

(i) Liens and encumbrances in favor of Agent, whether granted under or established by this Agreement, the Ancillary Agreements or otherwise;

(ii) subject to Section 7.4, Liens for taxes, assessments or other governmental charges incurred by a Borrower or its Subsidiaries in the ordinary course of business and for which no interest, late charge or penalty is attaching or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books;

(iii) Liens, not delinquent, incurred by a Borrower or its Subsidiaries in the ordinary course of business created by statute in connection with worker’s compensation, unemployment insurance, social security, old age pensions (subject to the applicable provisions of this Agreement) and similar statutory obligations;

(iv) Liens incurred by a Borrower or its Subsidiaries in favor of mechanics, materialmen, carriers, warehousemen, landlords or repairmen or other like statutory or common law Liens securing obligations incurred in good faith in the ordinary course of business that are not overdue for a period of more than fifteen (15) days or which are being contested in good faith;

(v) pledges and deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vi) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the property of any Borrower or Subsidiary or materially interfere with the ordinary conduct of the business of any Borrower or Subsidiary;

(vii) subjection to the limitation set forth in subsection (iv) of the definition of Permitted Liens, Liens that constitute purchase money security interests on any property securing Indebtedness incurred for the purpose of financing all or any party of the cost of acquiring such property, provided, that any such Lien attaches to such property within (20) days of the acquisition therefore and attaches solely to the property so acquired;

(viii) any existing Liens and encumbrances identified in Schedule 1.1.4 hereto to secure Indebtedness outstanding as of the date hereof.

“Revolving Credit Commitment” shall mean with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 2.1 under the heading “Revolving Credit Commitments.”

“Revolving Credit Termination Date” shall mean October 31, 2009.

(b) Additional Definitions. Section 1.1 of the Existing Loan Agreement is hereby amended by adding the following definitions on proper alphabetical order:

“Bank of America” shall mean Bank of America, N.A., as successor by merger to LaSalle Bank National Association.

“Business” shall mean the provision to organizations, including in the high technology, communications and medical industries, of a broad and integrated portfolio of business process outsourcing and technology solutions delivered across four core competencies: supply chain, e-business, aftermarket and entitlement management.

“Parent” shall mean ModusLink Global Solutions, Inc., a Delaware corporation f/k/a CMGI, Inc.

“Parent Notes” shall mean (i) that certain Secured Demand Note dated as of August 2, 2004 executed by Obligor in favor of Creditor in the principal amount of $25,000,000, (ii) that certain Secured Promissory Note dated as of December     , 2004 executed by Obligor in favor of Creditor in the principal amount of $10,000,000 and (iii) that certain Secured Promissory Note dated as of December     , 2004 executed by Obligor in favor of Creditor in the principal amount of $17,151,705 and (iv) any other promissory notes executed by any Borrower in favor of Parent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the (a) acquisition by a Borrower of the property of any Person, or of any business or division of any Person; (b) acquisition by a Borrower of an excess of 50% of the equity interests of any Person, and otherwise causing such Person to become a Subsidiary of such Borrower; or (c) merger or consolidation or any other combination of a Borrower with any Person, if each of the following conditions is met:

(i) Agent shall receive at least twenty (20) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(ii) such Permitted Acquisition shall only involve Persons and assets located in the United States (and, if such Permitted Acquisition is an acquisition of the equity interests of such Person, such Person shall be incorporated or organized under the laws of any State of the United States or the District of Columbia) and be comprised of a business, or those assets of a business, of the type of Business engaged in by the Borrowers as of the date hereof and which business would not subject the Agent or Lenders to regulatory or third party approvals in connection with the exercise of their rights and remedies under this Agreement or any other Ancillary Agreements;

(iii) no additional Indebtedness, or other liabilities shall be incurred, assumed or otherwise be reflected on the consolidated balance sheet of the Borrowers after giving effect to such Permitted Acquisition, except ordinary course trade payables, accrued expenses and other Indebtedness constituting Permitted Debt;

(iv) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Liens);

(v) at or prior to the closing of any Permitted Acquisition, the Agent, for its benefit and the benefit of the Lenders, will be granted a first priority perfected Lien (subject to Permitted Liens) in all assets acquired pursuant thereto, and the Borrowers shall have executed such documents and taken such actions as may be reasonably required by the Agent in connection therewith;

(vi) both immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall exist;

(vii) immediately after giving effect to such transaction on a pro forma basis, the Borrowers shall be in compliance with all of the financial covenants set forth in Section 7.1 hereof;

(viii) the Borrowers shall have delivered final copies of the applicable acquisition documents to Agent, such documents being reasonably acceptable to the Agent and including, without limitation, all necessary UCC, tax and judgment searches and, where applicable, evidence of lien terminations satisfactory to Agent such that Agent’s Liens and Permitted Liens, are the only liens on the acquired assets;

(ix) such Permitted Acquisition shall be consensual and the Board of Directors or similar governing body of the Person of which the assets or business is to be acquired by the Borrowers shall have consented to and approved the Permitted Acquisition;

(x) if the equity interests of any Person are acquired by a Borrower, such Person shall become a “Borrower” hereunder and under the Ancillary Documents to which the Borrowers are party, and shall execute any Ancillary Document or other documentation in form and substance reasonably satisfactory to Agent, required by the Agent;

(xi) after giving effect to such Permitted Acquisition, the aggregate amount paid by the Borrowers in respect of Permitted Acquisitions during the then current fiscal year (whether in the form of purchase price, earnout payments, transaction costs or other related fees and expenses) shall not exceed $15,000,000.

(c) Deleted Definitions. The following definitions of and contained in Section 1.1 of the Existing Loan Agreement are hereby deleted in their entirety.

“CMGI”;

“CMGI Notes”;

“Commitment Increase Option”;

“Equipment Debt”; and

“LaSalle”.

2.4 Deletion of Commitment Increase Option. Section 2.3 of the Existing Loan Agreement is hereby amended by deleting the Section in its entirety and substituting the following therefor:

“2.3 Loan Accounts; Amount and Maintenance of Loans; Interest Rate Not Determined.

(A) Loan Account. Agent, on behalf of Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding, and such record shall, absent demonstrable error be conclusive evidence of the amount of the Loans made by Lenders to Borrowers and the interest and payments thereon. Any failure to record or any error in doing so shall, however, limit or otherwise affect the obligation of Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans.

(B) Intentionally Omitted.

(C) Amount and Maintenance of Loans. The Loans may be made and maintained as (i) Prime Rate Loans, (ii) LIBOR Loans, or (iii) a combination of Prime Rate Loans and LIBOR Loans. The aggregate principal amount of each LIBOR Loan, whether new, converted or continued, shall not be less than $500,000. More than one borrowing may occur on the same date, but at no time shall there be outstanding more than five LIBOR Loans in the aggregate. The amount of any Loan is also subject to the limits contained in Section 2.1. No Loan shall be made at any time a Default or Event of Default shall exist.

(D) Inability to Determine Interest Rate. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan, Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers) that currency deposits in the amount of such LIBOR Loan are not generally available in the London Interbank market, or that the rate at which such currency deposits are being offered will not adequately and fairly reflect the cost to Agent of maintaining the principal amount of such LIBOR Loan during such Interest Period, Agent shall promptly, after such determination shall have been made, give facsimile notice of such determination to Borrowers and Lenders, and, until Agent shall notify Borrowers and Lenders that the circumstances giving rise to such notice no longer exist, any request by Borrowers for the making of, conversion to or continuation of a LIBOR Loan shall be deemed to be a request for a Prime Rate Loan. Agent shall use its reasonable efforts to notify Borrowers of a change in the circumstances causing the LIBOR Loan to be unavailable but shall not incur any liability for any failure so to notify Borrowers.”

2.5 Amendment to Non-Use Fee. Section 2.12 of the Existing Loan Agreement is hereby amended by deleting the Section in its entirety and substituting the following therefor:

“2.12 Non-Use Fee. Borrowers agree, jointly and severally, to pay to Agent, for the ratable benefit of Lenders, with respect to the Revolving Credit Facility, for the period commencing on the date hereof and continuing through the Revolving Credit Termination Date, an amount equal to the product of (i) the average daily unused portion of the Aggregate Revolving Credit Commitment and (ii) the Applicable Margin. Such non-use fee shall be payable by Borrowers, jointly and severally, in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Termination Date. The non-use fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days.”

2.6 Warranties and Representations.

Section 6.1(T) of the Existing Loan Agreement is hereby amended and restated by deleting the Section in its entirety and substituting the following therefor:

“(T) Other than (i) the sale by SalesLink, LLC of its “marketing distribution services” business and assets to ADP and (ii) the sale of Inventory in the Borrower’s ordinary course of business, none of such Borrower’s Collateral has been pledged or sold to any other Person or otherwise encumbered, such Borrower is the owner of its Collateral free of all Liens and encumbrances except those of Agent and except for the Permitted Liens and no financing statement has been filed concerning the Collateral, except any filed on behalf of Agent and those relating to Permitted Liens;”

2.7 Amendments to Negative Covenants.

(a) Amendment to Merger/Consolidation Restriction. Subsection (B) of Section 7.3 of the Existing Loan Agreement is hereby amended by deleting the subsection in its entirety and substituting the following therefor:

“(B) Mergers and Acquisitions. (i) Liquidate, dissolve or merge or consolidate with or acquire any Person, (ii) permit any Subsidiary to liquidate, dissolve or merge or consolidate with or acquire any Person or (iii) lose control (as such term is defined in the definition of “Affiliate”) of any Subsidiary, except that any Borrower may (y) merge or consolidate with any other Borrower or (z) consummate Permitted Acquisitions;”

(b) Amendment to Investment Restriction. Subsection (C) of Section 7.3 of the Existing Loan Agreement is hereby amended by deleting the subsection in its entirety and substituting the following therefor:

“(C) Investments. (i) Except in respect of other Borrowers, make any investment in the securities of any Person other than (x) to a Subsidiary as permitted under Section 7.2(H), (y) in connection with a Permitted Acquisition or (z) in the ordinary course of its business or (ii) use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any margin stock (such Borrower will furnish to Agent upon request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of the Federal Reserve Board);”

(c) Subsection (D) of Section 7.3 of the Existing Loan Agreement is hereby amended by deleting the subsection in its entirety and substituting the following therefor:

“(D) Loans. Make any loans or other advances of money (other than salary) to any other Borrower, or any Affiliate, officers, directors, employees or agents of Affiliates or such Borrower or to any other Person, except for (i) such loans or advances to employees in the ordinary course of business consistent with past practice; (ii) loans or advances to any other Borrower that are subordinated to the Liabilities on terms satisfactory to Agent; or (iii) to a Subsidiary as permitted under Section 7.2(H);”

(d) Amendment to Restriction on Asset Purchases. Subsection (K) of Section 7.3 is hereby amended by deleting the subsection in its entirety and substituting the following therefor:

“(K) Asset Purchase. Collectively with the other Borrowers, make any purchase or otherwise acquire or permit any domestic Subsidiary to acquire all or substantially all or a substantial portion of the assets of any Person (or any division or line of business of any Person) other than Permitted Acquisitions;”

2.8 Replacement of Schedule 1.1.2. Schedule 1.1.2 to the Existing Loan Agreement is hereby amended by replacing Schedule 1.1.2 to the Existing Loan Agreement with the replacement Schedule 1.1.2 attached to this Amendment as Attachment I.

2.9 Replacement of Schedule 2.1. Schedule 2.1 to the Existing Loan Agreement is hereby amended by replacing Schedule 2.1 to the Existing Loan Agreement with the replacement Schedule 2.1 attached to this Amendment as Attachment II.

SECTION 3

REPRESENTATIONS AND WARRANTIES

Each Borrower hereby jointly and severally represents and warrants to Lenders that:

3.1 Due Authorization, etc. The execution and delivery of this Amendment and the performance of such Borrower’s obligations under the Amended Loan Agreement are duly authorized by all necessary corporate or company action, do not require any filing or registration with or approval or consent of any governmental agency or authority, do not and will not conflict with, result in any violation of or constitute any default under any provision of its certificate of incorporation or organization, as applicable, or by-laws or limited liability company agreement, as applicable, or that of any of its Subsidiaries or any material agreement or other document binding upon or applicable to it or any of its Subsidiaries (or any of their respective properties) or any material law or governmental regulation or court decree or order applicable to it or any of its Subsidiaries, and will not result in or require the creation or imposition of any Lien in any of its properties or the properties of any of its Subsidiaries pursuant to the provisions of any agreement binding upon or applicable to it or any of its Subsidiaries.

3.2 Validity. This Amendment has been duly executed and delivered by such Borrower and, together with the Amended Loan Agreement, are the legal, valid and binding obligations of such Borrower to the extent such Borrower is a party thereto, enforceable against such Borrower in accordance with their respective terms subject, as to enforcement only, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of the rights of creditors generally.

3.3 Representations and Warranties. The representations and warranties contained in Section 6 of the Existing Loan Agreement are true and correct on the date of this Amendment, except to the extent that such representations and warranties (a) solely relate to an earlier date or (b) have been changed by circumstances permitted by the Amended Loan Agreement.

SECTION 4

CONDITIONS PRECEDENT

The amendments set forth in Section 2 of this Amendment shall become effective upon satisfaction of all of the following conditions precedent:

4.1 Receipt of Documents. Agent shall have received all of the following, each in form and substance satisfactory to Agent:

(a) Amendment. A counterpart original of this Amendment duly executed by Borrowers.

(b) Secretary’s Certificate. A certificate of the secretary of each Borrower dated the date of the execution of this Amendment substantially in the form of Exhibit A to this Amendment.

(c) Officer’s Certificate. A certificate of the chief financial officer of each Borrower dated the date of the execution of this Amendment, substantially in the form of Exhibit B to this Amendment.

(d) Replacement Revolving Notes. A Replacement Revolving Note dated as of the date hereof executed by Borrower in favor of each of (i) Bank of America, N.A. (as successor by merger to LaSalle Bank National Association), in the form of Exhibit C-1 to this Amendment and (ii) RBS Citizens, National Association, in the form of Exhibit C-2 to this Amendment.

(e) Other. Such other documents as Agent may reasonably request.

4.2 Payment of Modification Fee. Agent shall have received a modification fee for the ratable benefit of the Lenders from Borrowers in the amount of $33,750.00.

4.3 Other Conditions. No Event of Default or Default shall have occurred and be continuing.

SECTION 5

MISCELLANEOUS

5.1 Warranties and Absence of Defaults. In order to induce Lenders to enter into this Amendment, each Borrower jointly and severally hereby warrants to Lenders, as of the date of the actual execution of this Amendment, that (a) no Event of Default or Default has occurred which is continuing as of such date and (b) the representations and warranties in Section 3 of this Amendment are true and correct.

5.2 Documents Remain in Effect. Except as amended and modified by this Amendment, the Existing Loan Agreement and the other documents executed pursuant to the Existing Loan Agreement remain in full force and effect and each Borrower hereby ratifies, adopts and confirms its representations, warranties, agreements and covenants contained in, and obligations and liabilities under, the Existing Loan Agreement and the other documents executed pursuant to the Existing Loan Agreement.

5.3 Reference to Loan Agreement. On and after the effective date of this Amendment, each reference in the Amended Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the “Loan Agreement” in any Note and in any Ancillary Agreement, or other agreements, documents or other instruments executed and delivered pursuant to the Amended Loan Agreement, shall mean and be a reference to the Amended Loan Agreement.

5.4 Headings. Headings used in this Amendment are for convenience of reference only, and shall not affect the construction of this Amendment.

5.5 Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

5.6 Expenses. Borrowers agree to pay on demand all costs and expenses of Lenders (including reasonable fees, charges and disbursements of Lenders’ attorneys) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, Borrowers agree to pay, and save Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment, the borrowings under the Amended Loan Agreement, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided in this Section 5.6 shall survive any termination of this Amendment or the Amended Loan Agreement.

5.7 Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois. Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable laws, but if any provision of this Amendment shall be prohibited by or invalid under such laws, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

5.8 Successors. This Amendment shall be binding upon Borrowers, Lenders and their respective successors and assigns, and shall inure to the benefit of Borrowers, Lenders and the successors and assigns of Lenders.

[signature page attached]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

BORROWERS:

MODUSLINK CORPORATION a Delaware corporation		SALESLINK LLC a Delaware limited liability company

By:	/s/ Steven G. Crane	By:	/s/ Steven G. Crane
Name:	Steven G. Crane	Name:	Steven G. Crane
Title:	Chief Financial Officer	Title:	Chief Financial Officer

SALESLINK MEXICO HOLDING CORP. a Delaware corporation

By:	/s/ Steven G. Crane
Name:	Steven G. Crane
Title:	Chief Financial Officer

Fourth Amendment to Second Amended and Restated Loan and Security Agreement

AGENT:

BANK OF AMERICA (as successor by merger to LaSalle Bank National Association), as Agent

By:	/s/ Michael Brashler
Name:	Michael Brashler
Title:	Vice President

Address
Bank of America, N.A.
135 South LaSalle
Chicago, Illinois 60603
Attn: Michasel Brashler
Fax: 877-207-0732

LENDERS:

BANK OF AMERICA (as successor by merger to LaSalle Bank National Association), as a Lender

By:	/s/ David Bacon
Name:	David Bacon
Title:	First Vice President

Address
Bank of America, N.A.
135 South LaSalle
Chicago, Illinois 60603
Attn: David Bacon
Fax: (312) 904-0409

RBS CITIZENS, NATIONAL ASSOCIATION f/k/a CITIZENS BANK OF MASSACHUSETTS, as a Lender

By:	/s/ Victoria P. Lazzell
Name:	Victoria P. Lazzell
Title:	Senior Vice President

Address
RBS Citizens, National Association
53 State Street
8th Floor
Boston, Massachusetts 02109
Attn: Victoria P. Lazzell, Senior Vice President
Fax: (617) 742-9548

Fourth Amendment to Second Amended and Restated Loan and Security Agreement

Schedule 2.1

Revolving Credit Commitments:

Lender	Revolving Credit Commitment	Percentage of Initial Revolving Credit Commitment
Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	$26,250,000.00	58.333333333333%
RBS Citizens, National Association f/k/a Citizens Bank of Massachusetts	$18,750,000.00	41.666666666667%

Total	$45,000,000.00	100.00%